Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota 55102

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED CONTINUING OPERATIONS EPS $1.04

ADJUSTED DILUTED CONTINUING OPERATIONS EPS $1.23, -15%

EARNINGS SHOW SEQUENTIAL IMPROVEMENT FROM THIRD QUARTER

FOURTH QUARTER HIGHLIGHTS:

●	Fourth quarter earnings showed sequential improvement from the third quarter despite the negative impact from the greater than expected COVID-19 second wave.
●	Reported sales from continuing operations -6% from the year-ago period. Acquisition adjusted fixed currency sales -8% as strong growth in the Healthcare & Life Sciences segment was more than offset by a modest Industrial segment decrease and significant but stabilized declines in the Institutional & Specialty and Other segments.
●	Reported diluted EPS from continuing operations $1.04, -23% versus last year.
●	Adjusted diluted EPS from continuing operations, excluding special gains and charges and discrete tax items, were $1.23, -15% versus last year. The adjusted EPS decrease reflects COVID-19 related volume declines, unfavorable business mix and investments in the business which together more than offset cost savings, favorable pricing and lower variable compensation.
●	Strong cash flow from continuing operations with $650 million from operating activities, and $523 million free cash flow which is an improvement over last year.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2020	2019	Change	2020	2019	Change
Net sales	$3,065.3	$3,244.2	(6)%	$3,065.3	$3,244.2	(6)%
Operating income	416.1	518.2	(20)%	478.0	565.3	(15)%
Net income from continuing operations attributable to Ecolab	300.3	394.7	(24)%	355.1	424.2	(16)%

Diluted earnings per share
Net income from continuing operations attributable to Ecolab	$1.04	$1.35	(23)%	$1.23	$1.45	(15)%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2020	2019	Change	2020	2019	Change
Net sales	$3,069.9	$3,271.6	(6)%	$3,069.9	$3,271.6	(6)%
Operating income	417.2	523.4	(20)%	479.1	570.5	(16)%

Ecolab separated the ChampionX business, formerly the Upstream Energy Segment, on June 3, 2020. The operations related to ChampionX prior to the separation have been reclassified to discontinued operations. All sales and earnings comments in this release, unless specifically noted, compare against the results of our continuing operations.

ST. PAUL, Minn., February 16, 2021: Ecolab’s fourth quarter earnings improved from the third quarter despite the negative impact of a greater than expected COVID-19 second wave as strong top and bottom line growth in the Healthcare & Life Sciences segment and further strong income growth in the Industrial segment were more than offset by significant but stabilized declines in the Institutional & Specialty and Other segments.

CEO comment

Commenting on the quarter, Christophe Beck, Ecolab’s president and chief executive officer said, “We had a solid business performance during the fourth quarter in the face of significant COVID-19 related end market restrictions that were more substantial and widespread than anticipated. Our underlying business continued its sequential improvement as sales trends remained stable and operating income further improved, driven by new business and customer penetration gains, along with continued pricing and lower costs. Importantly, through this challenging period, we further increased our growth investments in innovation, digital technology, sales capabilities and backbone infrastructure that should allow us to best capitalize on the post-COVID environment.

“While 80% of our aggregated business showed good sales and strong income growth, one of our most important investment initiatives has been in our Institutional business, which accounted for approximately 20% of our sales and nearly all of our COVID-related impact in 2020. We accelerated the work begun in recent years to further enhance Institutional’s critical field capabilities. We have completed the implementation of advanced digital field technologies that will further improve our field effectiveness, customer experience and operational performance. And we have also implemented improvements developed over the past 18 months to our field sales organization that will further increase our sales firepower and should more effectively drive unit and penetration share gains. In addition, innovative new programs like Ecolab Science CertifiedTM are already providing customers and guests with the peace of mind that they require now, and we believe, will require for the future. We believe Institutional is in a very strong position to capitalize on the reopening of its markets, and from the opportunities driven by the expected rise in global hygiene standards.

“As we enter 2021, we expect COVID-19 will continue to have a significant effect on the economy and our end markets, with its primary impact in the early part of the year. We expect to see the beginning of the COVID-19 recovery in our global end markets starting in the second quarter but believe it will take several quarters to fully realize a new normal. However, we believe that our strong new business wins, product and service innovation, investments in new hygiene and digital technologies, and successful sales and profit initiatives will deliver full year 2021 earnings above 2019 results from continuing operations, with the first quarter year-on-year percentage decline showing modest sequential improvement from the fourth quarter and the remaining quarters of 2021 showing strong year-on-year growth.

“While there are many external issues for us to navigate, our confidence in our positioning and our ability to meet both the challenges and opportunities the future represents has never been greater.”

Fourth Quarter 2020 Consolidated Results

Ecolab's fourth quarter reported and fixed currency sales both decreased 6%. Acquisition and divestiture adjusted fixed currency sales decreased 8% when compared to the prior year.

Fourth quarter 2020 reported and fixed currency operating income both decreased 20% when compared to the prior year; both include the impact of special charges, which were primarily related to restructuring activities and pay protection for certain employees impacted by COVID-19’s effects (net of government subsidies). Adjusted fixed currency operating income decreased 16% as lower volume, unfavorable business mix and investments in the business together more than offset cost savings, favorable pricing and lower variable compensation.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 27% reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense increased 5% reflecting higher debt levels.

The reported income tax rate for the fourth quarter of 2020 was 19.3% compared with the reported rate of 17.8% in the fourth quarter of 2019. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the fourth quarter of 2020 was 18.3% compared with the adjusted tax rate of 20.9% in the fourth quarter of 2019.

Fourth quarter 2020 reported net income attributable to Ecolab decreased 24%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab decreased 16% versus the prior year.

Reported diluted earnings per share decreased 23%. Adjusted diluted earnings per share declined 15% when compared against fourth quarter 2019. Currency translation had a $0.01 favorable impact on fourth quarter 2020 adjusted diluted earnings per share.

Fourth Quarter 2020 Segment Review

Segment results reflect continuing operations.

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$1,549.6	$1,579.8	(2)%	(3)%
Operating income	318.6	270.6	18%	17%
Operating income margin	20.6%	17.1%
Acq. adj. operating income margin	20.9%	17.3%

Public currency
Sales	$1,541.4	$1,565.4	(2)%
Operating income	316.4	268.0	18%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales decreased 3% as modest Food & Beverage and Paper sales growth was more than offset by a modest Water decline and a significant decrease in Downstream sales. Acquisition adjusted fixed currency operating income increased 17% reflecting discretionary and structural cost savings, pricing, lower variable compensation and favorable mix which together more than offset lower volume.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$881.4	$1,128.8	(22)%	(22)%
Operating income	93.9	249.7	(62)%	(62)%
Operating income margin	10.7%	22.1%
Acq. adj. operating income margin	10.7%	22.1%

Public currency
Sales	$881.8	$1,122.2	(21)%
Operating income	94.4	248.4	(62)%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales declined 22%. Sales reflected a significant decline in the Institutional division and a modest Specialty sales decrease, both similar to the third quarter. Both divisions were impacted by COVID-19’s strong second wave, as continued very strong sanitizing product sales were more than offset by significantly reduced restaurant, lodging and entertainment facility demand for other products due to the pandemic. Acquisition adjusted fixed currency operating income fell 62% reflecting the significant volume decline, unfavorable mix and investments in the business which together more than offset discretionary and structural cost savings and lower variable compensation.

Global Healthcare & Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$314.1	$255.3	23%	22%
Operating income	53.1	32.2	65%	65%
Operating income margin	16.9%	12.6%
Acq. adj. operating income margin	17.0%	12.6%

Public currency
Sales	$318.1	$251.7	26%
Operating income	53.8	31.4	71%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales grew 22% led by increased sales due to the COVID-19 related demand in both the Healthcare and Life Sciences divisions. Acquisition adjusted fixed currency operating income grew 65% reflecting the strong volume gains, favorable pricing and cost savings which together more than offset higher delivered product costs and unfavorable mix.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$282.9	$307.7	(8)%	(8)%
Operating income	43.4	48.0	(10)%	(10)%
Operating income margin	15.3%	15.6%
Acq. adj. operating income margin	15.3%	15.6%

Public currency
Sales	$283.2	$304.9	(7)%
Operating income	43.5	47.6	(9)%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales declined 8% as a modest increase in Pest Elimination was more than offset by declines in the remaining Other divisions. Acquisition adjusted fixed currency operating income decreased 10% due to the impact of lower volume and investments in the business which together more than offset favorable pricing and cost savings.

Corporate

Corporate segment includes:

●	sales of $42 million to ChampionX under the Master Cross Supply and Product Transfer agreements entered into as part of the ChampionX separation
●	amortization expense of $30 million in both the fourth quarter of 2020 and the fourth quarter of 2019 related to the Nalco merger intangible assets
●	net special charges of $62 million in the fourth quarter of 2020. These charges are primarily related to restructuring charges for the newly announced Institutional Advancement program (see below), the previously announced Ecolab Efficiency Initiative and pay protection for certain employees impacted by COVID-19’s effects (net of government subsidies).

Special gains and charges for the fourth quarter of 2019 were a net charge of $57 million ($47 million after tax) primarily related to the previously announced efficiency initiatives, including a $9 million charge for a pension settlement and curtailment recorded in Other income.

Ecolab Efficiency and Institutional Advancement Programs

During the third quarter of 2020, we announced the expansion of the Ecolab Efficiency Initiative, with total anticipated costs of $275 million ($210 million after tax) and estimated savings of $335 million (previously $270 million) by the end of 2022. To further address evolving end markets in Institutional and to enhance our ability to capture market share, Ecolab approved the Institutional Advancement program (the Institutional program) during the fourth quarter. This program is an acceleration of improvements developed over the past 18 months, is fully aligned with our long-term ambition and focuses on continuously improving our sales and service model while maintaining our focus on growth and exceptional customer experience. This will further enhance our sales firepower and maximize our service effectiveness by leveraging our significant and ongoing investments in digital technology.

Certain activities contemplated in the Institutional program were previously included as part of the Ecolab Efficiency Initiative. Following the establishment of the separate Institutional program, we expect the revised Ecolab Efficiency Initiative will have total anticipated costs of approximately $255 million ($195 million after tax) and estimated annual cost savings of approximately $315 million by the end of 2022.

We expect the activities of the Institutional program, including activities previously included as part of the Ecolab Efficiency Initiative and an approved expansion of the Institutional program in February 2021, to be completed by the end of 2023. The total anticipated costs for the Institutional program are approximately $80 million ($60 million after tax). The costs are expected to primarily be cash expenditures for severance and facility closures. We also anticipate non-cash costs related to equipment disposals, with total annual program savings of approximately $50 million by the end of 2024.

The combined effect from these two programs is that Ecolab expects to incur costs of approximately $335 million ($255 million after tax) through the end of 2023, with cumulative cost savings from the two programs estimated to yield annual savings of $365 million by the end of 2024.

Business Outlook

The continued uncertain outlook regarding the timing and pace of global economic recovery from COVID-19’s impact does not yet present an adequate basis for us to provide either quarterly or annual earnings forecasts.

We expect full year 2021 Healthcare & Life Sciences segment sales to moderately improve over the prior year’s very strong gain, with good year-on-year sales growth from our Industrial and Other segments. We look for our Institutional & Specialty segment to show a significant year-on-year increase for the full year as it recovers toward its pre-COVID peak 2019 levels.

We believe COVID-19 will remain a critical economic factor throughout 2021, particularly in the early part of the year. We believe the beginning of the recovery in our global end markets will start in the second quarter with the broader expansion of the vaccine distribution, and we expect it will take until the end of the year to generally reach a new normal. However, we believe that our strengthened business will deliver full year 2021 earnings above 2019 results from continuing operations, with the first quarter year-on-year percentage decline showing modest sequential improvement from the fourth quarter and the remaining quarters of 2021 showing strong year-on-year growth.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $12 billion and more than 44,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on

Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including the impact of the COVID-19 pandemic on our sales, operating results and cash flows, investments in technologies, forecasted financial and business results, including sales and earnings, and the timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic or to stimulate the economy and other unintended consequences. Further, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our Form 10-Q for the quarterly period ended September 30, 2020 filed with the Securities and Exchange Commission (the "SEC"), and our other public filings with the

SEC, and include the effects and duration of the COVID-19 pandemic, the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures (including with respect to continuing operations) include:

●	fixed currency sales
●	acquisition adjusted fixed currency sales
●	adjusted cost of sales
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	acquisition adjusted fixed currency operating income
●	acquisition adjusted fixed currency operating income margin
●	adjusted other income expense
●	adjusted interest expense
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2020	2019	Change	2020	2019	Change

Product and equipment sales	$2,449.1	$2,617.4		$9,466.6	$10,129.0
Service and lease sales	616.2	626.8		2,323.6	2,433.0
Net sales	3,065.3	3,244.2	(6)%	11,790.2	12,562.0	(6)%
Product and equipment cost of sales	1,409.7	1,441.8		5,481.3	5,617.5
Service and lease cost of sales	370.6	367.3		1,424.5	1,428.3
Cost of sales (2)	1,780.3	1,809.1	(2)%	6,905.8	7,045.8	(2)%
Selling, general and administrative expenses	809.6	885.5	(9)%	3,309.1	3,550.8	(7)%
Special (gains) and charges (2)	59.3	31.4		179.6	120.2
Operating income	416.1	518.2	(20)%	1,395.7	1,845.2	(24)%
Other (income) expense	(10.3)	(14.1)	(27)%	(55.9)	(77.0)	(27)%
Interest expense, net (2)	48.4	46.1	5%	290.2	190.7	52%
Income before income taxes	378.0	486.2	(22)%	1,161.4	1,731.5	(33)%
Provision for income taxes	73.1	86.5	(15)%	176.6	288.6	(39)%
Net income including noncontrolling interest	304.9	399.7	(24)%	984.8	1,442.9	(32)%
Net income attributable to noncontrolling interest	4.6	5.0		17.4	17.3
Net income from continuing operations attributable to Ecolab	300.3	394.7	(24)%	967.4	1,425.6	(32)%
Net income (loss) from discontinued operations, net of tax (1)	-	34.9		(2,172.5)	133.3
Net income (loss) attributable to Ecolab	$300.3	$429.6	(30)%	($1,205.1)	$1,558.9	(177)%

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$1.05	$1.37	(23)%	$3.37	$4.95	(32)%
Discontinued operations	-	$0.12		($7.57)	$0.46
Earnings attributable to Ecolab	$1.05	$1.49	(30)%	($4.20)	$5.41	(178)%
Diluted
Continuing operations	$1.04	$1.35	(23)%	$3.33	$4.87	(32)%
Discontinued operations	-	$0.12		($7.48)	$0.46
Earnings attributable to Ecolab	$1.04	$1.47	(29)%	($4.15)	$5.33	(178)%

Weighted-average common shares outstanding
Basic	285.6	288.3	(1)%	287.0	288.1	0%
Diluted	288.7	292.6	(1)%	290.3	292.5	(1)%

(1) Net Income (loss) attributable to discontinued operations, net of tax, relates to the separation of ChampionX.
(2) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2020	2019		2020	2019

Cost of sales
Restructuring activities	$0.8	$4.2		$7.4	$20.4
Acquisition and integration activities	(0.2)	1.0		3.9	7.6
COVID-19 activities, net	3.8	-		12.5	-
Other	(1.8)	10.5		24.4	10.5
Subtotal (a)	2.6	15.7		48.2	38.5

Special (gains) and charges
Restructuring activities	40.0	23.0		71.4	93.2
Acquisition and integration activities	3.0	0.7		8.5	5.6
Disposal and impairment charges	(4.5)	-		41.4	-
COVID-19 activities, net	16.4	-		23.6	-
Other	4.4	7.7		34.7	21.4
Subtotal	59.3	31.4		179.6	120.2

Interest expense, net	-	-		83.8	0.2
Pension Settlements/Curtailments	0.4	9.5		0.4	9.5

Total special (gains) and charges	$62.3	$56.6		$312.0	$168.4

(a) Special charges of $1.2 million and $15.7 million in the fourth quarter of 2020 and 2019, respectively, and $39.3 million and $38.5 million for the twelve months ended December 31, 2020 and 2019, respectively, were recorded in product and equipment cost of sales. Special charges of $1.4 million in the fourth quarter of 2020 and $8.9 million for the twelve months ended December 31, 2020 were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2020	2019	Change	2020	2019	Change
Net Sales
Global Industrial	$1,549.6	$1,579.8	(2)%	$1,541.4	$1,565.4	(2)%
Global Institutional & Specialty	881.4	1,128.8	(22)%	881.8	1,122.2	(21)%
Global Healthcare & Life Sciences	314.1	255.3	23%	318.1	251.7	26%
Other	282.9	307.7	(8)%	283.2	304.9	(7)%
Corporate	41.9	-	*	40.8	-	*
Subtotal at fixed currency rates	3,069.9	3,271.6	(6)%	3,065.3	3,244.2	(6)%
Currency impact	(4.6)	(27.4)	*	-	-	*
Consolidated reported GAAP net sales	$3,065.3	$3,244.2	(6)%	$3,065.3	$3,244.2	(6)%

Operating Income
Global Industrial	$318.6	$270.6	18%	$316.4	$268.0	18%
Global Institutional & Specialty	93.9	249.7	(62)%	94.4	248.4	(62)%
Global Healthcare & Life Sciences	53.1	32.2	65%	53.8	31.4	71%
Other	43.4	48.0	(10)%	43.5	47.6	(9)%
Corporate	(91.8)	(77.1)	*	(92.0)	(77.2)	*
Subtotal at fixed currency rates	417.2	523.4	(20)%	416.1	518.2	(20)%
Currency impact	(1.1)	(5.2)	*	-	-	*
Consolidated reported GAAP operating income	$416.1	$518.2	(20)%	$416.1	$518.2	(20)%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2020	2019	Change	2020	2019	Change
Net Sales
Global Industrial	$5,959.9	$5,994.6	(1)%	$5,870.8	$5,980.2	(2)%
Global Institutional & Specialty	3,577.2	4,412.1	(19)%	3,553.2	4,401.5	(19)%
Global Healthcare & Life Sciences	1,189.1	979.0	21%	1,181.9	972.8	21%
Other	1,093.3	1,211.7	(10)%	1,084.3	1,207.5	(10)%
Corporate	102.4	-	*	100.0	-	*
Subtotal at fixed currency rates	11,921.9	12,597.4	(5)%	11,790.2	12,562.0	(6)%
Currency impact	(131.7)	(35.4)	*	-	-	*
Consolidated reported GAAP net sales	$11,790.2	$12,562.0	(6)%	$11,790.2	$12,562.0	(6)%

Operating Income
Global Industrial	$1,106.0	$902.7	23%	$1,086.9	$899.0	21%
Global Institutional & Specialty	321.9	939.8	(66)%	320.3	937.0	(66)%
Global Healthcare & Life Sciences	207.6	124.5	67%	205.0	122.9	67%
Other	131.5	167.0	(21)%	130.6	166.3	(21)%
Corporate	(347.5)	(279.7)	*	(347.1)	(280.0)	*
Subtotal at fixed currency rates	1,419.5	1,854.3	(23)%	1,395.7	1,845.2	(24)%
Currency impact	(23.8)	(9.1)	*	-	-	*
Consolidated reported GAAP operating income	$1,395.7	$1,845.2	(24)%	$1,395.7	$1,845.2	(24)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,260.2	$118.8
Accounts receivable, net	2,273.8	2,382.0
Inventories	1,285.2	1,081.6
Other current assets	298.2	295.2
Current assets of discontinued operations	-	950.8
Total current assets	5,117.4	4,828.4

Property, plant and equipment, net	3,124.9	3,228.3
Goodwill	6,006.9	5,569.1
Other intangible assets, net	2,977.0	2,927.5
Operating lease assets	423.8	466.7
Other assets	476.0	516.3
Long-term assets of discontinued operations	-	3,332.8
Total assets	$18,126.0	$20,869.1

Liabilities and Equity
Current liabilities
Short-term debt	$17.3	$380.5
Accounts payable	1,160.6	1,075.3
Compensation and benefits	469.3	565.7
Income taxes	96.1	136.9
Other current liabilities	1,188.9	1,110.7
Current liabilities of discontinued operations	-	361.5
Total current liabilities	2,932.2	3,630.6

Long-term debt	6,669.3	5,973.1
Postretirement health care and pension benefits	1,226.2	1,084.4
Deferred income taxes	483.9	537.3
Operating lease liabilities	300.5	346.0
Other liabilities	312.4	269.8
Long-term liabilities of discontinued operations	-	302.1
Total liabilities	11,924.5	12,143.3

Equity
Common stock	362.6	359.6
Additional paid-in capital	6,235.0	5,907.1
Retained earnings	8,243.0	9,993.7
Accumulated other comprehensive loss	(1,994.4)	(2,089.7)
Treasury stock	(6,679.7)	(5,485.4)
Total Ecolab shareholders’ equity	6,166.5	8,685.3
Noncontrolling interest	35.0	40.5
Total equity	6,201.5	8,725.8
Total liabilities and equity	$18,126.0	$20,869.1

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2020	2019	2020	2019

Net sales
Reported GAAP net sales	$3,065.3	$3,244.2	$11,790.2	$12,562.0
Effect of foreign currency translation	4.6	27.4	131.7	35.4
Non-GAAP fixed currency sales	3,069.9	3,271.6	11,921.9	12,597.4
Effect of acquisitions and divestitures	(80.6)	(18.0)	(240.3)	(36.3)
Non-GAAP acquisition adjusted fixed currency sales	2,989.3	3,253.6	11,681.6	12,561.1

Cost of sales
Reported GAAP cost of sales	$1,780.3	$1,809.1	$6,905.8	$7,045.8
Special (gains) and charges	2.6	15.7	48.2	38.5
Non-GAAP adjusted cost of sales	$1,777.7	$1,793.4	$6,857.6	$7,007.3

Gross margin
Reported GAAP gross margin	41.9%	44.2%	41.4%	43.9%
Non-GAAP adjusted gross margin	42.0%	44.7%	41.8%	44.2%

Operating income
Reported GAAP operating income	$416.1	$518.2	$1,395.7	$1,845.2
Effect of foreign currency translation	1.1	5.2	23.8	9.1
Non-GAAP fixed currency operating income	417.2	523.4	1,419.5	1,854.3
Special (gains) and charges	61.9	47.1	227.8	158.7
Non-GAAP adjusted fixed currency operating income	479.1	570.5	1,647.3	2,013.0
Effect of acquisitions and divestitures	(2.6)	(0.7)	(9.4)	(1.8)
Non-GAAP acquisition adjusted fixed currency operating income	$476.5	$569.8	$1,637.9	$2,011.2

Operating income margin
Reported GAAP operating income margin	13.6%	16.0%	11.8%	14.7%
Non-GAAP adjusted fixed currency operating income margin	15.6%	17.4%	13.8%	16.0%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.9%	17.5%	14.0%	16.0%

Other (income) expense
Reported GAAP other (income) expense	($10.3)	($14.1)	($55.9)	($77.0)
Special (gains) and charges	0.4	9.5	0.4	9.5
Non-GAAP adjusted other (income) expense	($10.7)	($23.6)	($56.3)	($86.5)

Interest expense, net
Reported GAAP interest expense, net	$48.4	$46.1	$290.2	$190.7
Special (gains) and charges, after tax	-	-	83.8	0.2
Non-GAAP adjusted interest expense, net	$48.4	$46.1	$206.4	$190.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2020	2019	2020	2019
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$300.3	$394.7	$967.4	$1,425.6
Special (gains) and charges, after tax	53.8	47.4	254.1	128.3
Discrete tax net expense (benefit)	1.0	(17.9)	(55.8)	(57.7)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$355.1	$424.2	$1,165.7	$1,496.2

Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.04	$1.35	$3.33	$4.87
Special (gains) and charges, after tax	0.19	0.16	0.88	0.45
Discrete tax net expense (benefit)	0.00	(0.06)	(0.19)	(0.20)
Non-GAAP adjusted diluted EPS from continuing operations	$1.23	$1.45	$4.02	$5.12

Provision for Income Taxes
Reported GAAP tax rate	19.3%	17.8%	15.2%	16.7%
Special gains and charges	(0.8)	(0.2)	0.7	0.6
Discrete tax items	(0.2)	3.3	3.8	3.0
Non-GAAP adjusted tax rate	18.3%	20.9%	19.7%	20.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,549.6	(36.4)	$1,513.2	$1,579.8	(17.4)	$1,562.4
Global Institutional & Specialty	881.4	-	881.4	1,128.8	-	1,128.8
Global Healthcare & Life Sciences	314.1	(2.3)	311.8	255.3	(0.6)	254.7
Other	282.9	-	282.9	307.7	-	307.7
Corporate	41.9	(41.9)	-	-	-	-
Subtotal at fixed currency rates	3,069.9	(80.6)	2,989.3	3,271.6	(18.0)	3,253.6
Currency impact	(4.6)			(27.4)
Consolidated reported GAAP net sales	$3,065.3			$3,244.2

Operating Income
Global Industrial	$318.6	(2.5)	$316.1	$270.6	(0.6)	$270.0
Global Institutional & Specialty	93.9	-	93.9	249.7	-	249.7
Global Healthcare & Life Sciences	53.1	(0.1)	53.0	32.2	(0.1)	32.1
Other	43.4	-	43.4	48.0	-	48.0
Corporate	(29.9)	-	(29.9)	(30.0)	-	(30.0)
Adjusted at fixed currency rates	479.1	(2.6)	476.5	570.5	(0.7)	569.8
Special (gains) and charges	61.9			47.1
Reported OI at fixed currency rates	417.2			523.4
Currency impact	(1.1)			(5.2)
Consolidated reported GAAP operating income	$416.1			$518.2

	Year Ended December 31
	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$5,959.9	($81.4)	$5,878.5	$5,994.6	($34.7)	$5,959.9
Global Institutional & Specialty	3,577.2	(31.2)	3,546.0	4,412.1	-	4,412.1
Global Healthcare & Life Sciences	1,189.1	(24.2)	1,164.9	979.0	(1.5)	977.5
Other	1,093.3	(1.1)	1092.2	1,211.7	(0.1)	1211.6
Corporate	102.4	(102.4)	-	-	-	-
Subtotal at fixed currency rates	11,921.9	(240.3)	11,681.6	12,597.4	(36.3)	12,561.1
Currency impact	(131.7)			(35.4)
Consolidated reported GAAP net sales	$11,790.2			$12,562.0

Operating Income
Global Industrial	$1,106.0	($7.2)	$1,098.8	$902.7	($1.6)	$901.1
Global Institutional & Specialty	321.9	(2.2)	319.7	939.8	-	939.8
Global Healthcare & Life Sciences	207.6	0.3	207.9	124.5	(0.2)	124.3
Other	131.5	(0.3)	131.2	167.0	-	167.0
Corporate	(119.7)	-	(119.7)	(121.0)	-	(121.0)
Adjusted at fixed currency rates	1,647.3	(9.4)	1,637.9	2,013.0	(1.8)	2,011.2
Special (gains) and charges	227.8			158.7
Reported OI at fixed currency rates	1,419.5			1,854.3
Currency impact	(23.8)			(9.1)
Consolidated reported GAAP operating income	$1,395.7			$1,845.2

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

Selected Cash Flow items	Fourth Quarter Ended	Twelve Months Ended
	December 31	December 31
(millions)	2020	2020

Cash provided by operating activities - continuing operations	$649.8	$1,741.8
Cash provided by operating activities - discontinued operations	-	118.4
Cash provided by operating activities	649.8	1,860.2

Capital expenditures - continuing operations	126.7	489.0
Capital expenditures - discontinued operations	-	21.6

Cash provided by operating activities - continuing operations	649.8	1,741.8
Less: Capital expenditures - continuing operations	(126.7)	(489.0)
Free cash flow - continuing operations	523.1	1,252.8

Cash provided by operating activities	649.8	1,860.2
Less: Capital expenditures - continuing operations	(126.7)	(489.0)
Less: Capital expenditures - discontinued operations	-	(21.6)
Free cash flow	$523.1	$1,349.6

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$0.86	$1.18	$2.04	$1.49	$3.52	$1.35	$4.87
Adjustments:
Special (gains) and charges (1)	0.11	0.09	0.20	0.08	0.28	0.16	0.45
Discrete tax expense (benefits) (2)	(0.09)	0.00	(0.09)	(0.05)	(0.14)	(0.06)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.27	$2.14	$1.52	$3.66	$1.45	$5.12

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (3)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (4)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 were $31.9 million, $25.2 million, $23.8 million and $47.4 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges include restructuring charges primarily related to the efficiency initiative, acquisition and integration charges, a Healthcare product recall charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2019 were ($27.4) million, 1.2 million, ($13.6) million and ($17.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, changes in tax laws, and reserve releases offset by finalization of audits and other discrete taxes.

(3) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges relating to the efficiency initiative, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, off-set by other discrete tax expense.